Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Verrica Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share, Verrica Pharmaceuticals Inc. 2018 Equity Incentive Plan	Other(2)	1,696,542(2)	$7.50 (3)	$12,724,065.00	$0.00014760	$1,878.08

Total Offering Amount					$12,724,065.00		—

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$1,878.08

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”) of Verrica Pharmaceuticals Inc. (the “Registrant”) that become issuable under the 2018 Equity Incentive Plan (the “2018 Plan”) set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)	Represents shares of Common Stock that were added to the shares authorized for issuance under the 2018 Plan on January 1, 2024 pursuant to an “evergreen” provision contained in the 2018 Plan.
(3)

Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon a per share price of $7.50, which is the average of the high and low prices per share of the Registrant’s Common Stock on May 8, 2024, as reported on The Nasdaq Global Market.